Press Release
TechnipFMC Announces First Quarter 2021 Results

•Strong financial performance in both Subsea and Surface Technologies
•Cash flow from continuing operations $182 million, free cash flow $137 million
•Subsea inbound orders more than doubled sequentially to $1.5 billion
•New partnerships leverage subsea expertise for integrated wind, wave energy

LONDON, PARIS, HOUSTON, April 27, 2021 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported first quarter 2021 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

Three Months Ended (In millions, except per share amounts)	March 31, 2021	March 31, 2020	Change
Revenue	$1,632.0	$1,582.6	3.1%
Income (loss)	$430.3	$(3,234.8)	n/m
Diluted earnings (loss) per share	$0.95	$(7.23)	n/m

Adjusted EBITDA	$165.2	$79.7	107.3%
Adjusted EBITDA margin	10.1%	5.0%	510 bps
Adjusted income (loss)	$(14.5)	$(60.0)	n/m
Adjusted diluted earnings (loss) per share	$(0.03)	$(0.13)	n/m

Inbound orders	$1,722.1	$1,538.4	11.9%
Backlog	$7,221.4	$8,195.5	(11.9%)

Total Company revenue in the first quarter was $1,632 million. Income from continuing operations attributable to TechnipFMC plc was $430.3 million, or $0.95 per diluted share. These results included income from the Company’s equity investment in Technip Energies of $470.1 million primarily related to a favorable change in fair market value. After-tax charges and credits totaled $444.8 million of credit, or $0.99 per diluted share. Adjusted loss from continuing operations was $14.5 million, or $0.03 per diluted share (Exhibit 6).
Adjusted EBITDA, which excludes pre-tax charges and credits, was $165.2 million; adjusted EBITDA margin was 10.1 percent (Exhibit 7). Included in adjusted EBITDA was a foreign exchange gain of $28.1 million.
As previously announced, on February 16, 2021, the Company completed the partial spin-off of Technip Energies to its shareholders. Financial results for Technip Energies are reported as discontinued operations.

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Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated, “Our first quarter as a leading pure play, technology and services provider to both traditional and new energy industries was an exceptional start. Total Company adjusted EBITDA from continuing operations was $165 million, with free cash flow of $137 million. We delivered solid financial results in both Subsea and Surface Technologies, largely driven by strong operational execution. We also announced new strategic partnerships that will further progress the development of material opportunities for TechnipFMC in the energy transition.”
Pferdehirt added, “In Subsea, inbound orders more than doubled sequentially to $1.5 billion, with increased adoption of Subsea 2.0™ technologies. Integrated projects comprised nearly 40 percent of segment orders and included an award for Petronas’ first deepwater project, Limbayong, which will benefit from the seamless integration of both iEPCI™ and Subsea 2.0™. We also received a contract for manifolds for the Petrobras Marlim and Voador fields, which will utilize our all-electric robotic technology. Using digital automation and control, we can replace traditional subsea hydraulics, allowing for a more autonomous system that enables a significantly reduced carbon footprint.”
“In Surface Technologies, our international revenue mix continued to expand and represented nearly 70 percent of the segment in the quarter, driven by strength in the Middle East, North Sea and Asia Pacific. These markets demand higher specification equipment, global services and local capabilities, which are areas where we continue to further differentiate our offering. We believe our unique capabilities will allow us to extend our leadership positions in these more resilient markets.”
Pferdehirt continued, “Client conversations remain constructive, suggesting a further increase in activity. We see potential for a global recovery that is more sustainable than previous cycles, giving us confidence in our 2021 Subsea outlook of more than $4 billion in inbound orders and for continued growth in 2022. We believe that integrated project awards have the potential to more than double versus the prior year, and the combination of direct project and service-related orders could represent 50 percent of total inbound for the current year.”
Pferdehirt added, “We announced two strategic partnerships focused on the generation of renewable energy. There is strong market momentum towards offshore wind, with governments increasingly focused on opening new areas for development. Our new partnership with Magnora is pursuing offshore wind development opportunities, and we are working separately with Bombora to convert both wind and wave energy into renewable power. It is estimated that nearly 80 percent of the world’s offshore wind resources will come from deepwater where we will benefit from our significant installed base, domain expertise and history of subsea innovation.”
Pferdehirt concluded, “Our first quarter results provide us with a very strong start to the year in support of our 2021 commitments. Looking ahead, we expect robust and sustained activity across our businesses, supported by improving market fundamentals and our competitive differentiation. Importantly, we continue to leverage our unique capabilities and technologies to strategically position TechnipFMC for the development of new energy sources, using the very same playbook that led to the successful transformation of our Subsea business.”

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Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

Three Months Ended (In millions)	March 31, 2021	March 31, 2020	Change
Revenue	$1,386.5	$1,253.1	10.6%
Operating profit (loss)	$37.0	$(2,750.7)	n/m
Adjusted EBITDA	$135.1	$104.8	28.9%
Adjusted EBITDA margin	9.7%	8.4%	130 bps

Inbound orders	$1,518.8	$1,172.1	29.6%
Backlog[1,2,3]	$6,857.1	$7,773.5	(11.8%)

Estimated Consolidated Backlog Scheduling (In millions)	March 31, 2021
2021	$2,954
2022	$2,534
2023 and beyond	$1,369
Total	$6,857
[1] Backlog in the period was decreased by a foreign exchange impact of $131.3 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog does not include total Company non-consolidated backlog of $612 million.

Subsea reported first quarter revenue of $1,386.5 million, an increase of 10.6 percent from the prior year largely driven by higher project and services activity.
Subsea reported an operating profit of $37 million that included impairment, restructuring and other charges totaling $19.7 million. Operating results improved versus the prior-year quarter primarily due to the significant reduction in non-cash impairment charges as well as cost reduction initiatives and increased installation activity.
Adjusted EBITDA increased year-over-year due to cost reduction initiatives and increased installation activity; adjusted EBITDA margin improved 130 basis points to 9.7 percent.
Sequentially, Subsea revenue increased 3.6 percent, benefiting from strong project execution from backlog. The geographic mix of projects also mitigated the seasonal decline in services activity.
Operating results improved sequentially driven by increased manufacturing productivity which more than offset the impact of the services activity decline.

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Subsea inbound orders were $1,518.8 million for the quarter, resulting in a book-to-bill of 1.1. The following awards were included in the period:

•North El Amriya and North Idku iEPCI™ Project (Egypt)
Significant* integrated engineering, procurement, construction and installation (iEPCI™) contract from NIpetco and PetroAmriya, two Joint Ventures between Energean and Egyptian Natural Gas Holding Company (EGAS) and Egyptian General Petroleum Corporation (EGPC) for a subsea tieback located offshore Egypt on the North El Amriya and North Idku concession. TechnipFMC will design, manufacture, deliver and install subsea equipment including the subsea production system, subsea trees, production manifolds, umbilicals, flexible pipelines, jumpers and associated subsea and topside controls.
*A “significant” award ranges between $75 million and $250 million.
•PETRONAS Carigali Limbayong Deepwater Development Project (Malaysia)
Substantial* contract for front-end engineering design, and integrated engineering, procurement, construction, installation and commissioning of subsea production system, umbilicals, risers and flowlines (iEPCI™) by PETRONAS Carigali, a subsidiary of PETRONAS, for the Limbayong Deepwater Development Project. This contract covers the development of 10 deepwater wells and their tieback to the Limbayong Floating Production Storage and Offloading (FPSO) unit in Malaysia. TechnipFMC will design, manufacture, deliver and install subsea equipment including subsea trees, manifolds, umbilicals, flexible riser, flowlines, jumpers and other associated subsea hardware for the project. The iEPCI™ contract combines our integrated subsea solution with our Subsea 2.0™ products, demonstrating the added value of our unique and complete integrated offering.
*A “substantial” award ranges between $250 million and $500 million.
•Energean Karish North Development iEPCI™ Project (Israel)
Letter of Award (LOA) from Energean Israel Limited for the development of the Karish North field, located offshore Israel. TechnipFMC will design, manufacture, deliver and install subsea equipment including the subsea production system, rigid flowlines and umbilicals as a tieback to the ‘Energean Power’ FPSO as well as the second gas export riser.
•Petrobras Marlim and Voador Project (Brazil)
Significant* contract from Petrobras for the Marlim and Voador fields offshore Brazil. TechnipFMC will supply up to eight manifolds for production and injection, utilizing the all-electric Robotic Valve Controller (RVC). The contract also includes associated tools, spares and services. The RVC is a unique robotic technology that replaces traditional subsea hydraulics, as well as thousands of mechanical parts, while providing real-time data and analysis on system performance. This results in a manifold that is smaller, less complex and less costly with a significantly reduced carbon footprint.
*A “significant” award ranges between $75 million and $250 million.

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•Santos Barossa Project (Australia)
Significant* Notice to Proceed for a subsea production system contract from Santos Ltd. for the Barossa project, located 300 kilometers north of Darwin, Australia. The contract scope covers the supply of subsea trees and associated control systems, manifolds and wellheads, as well as installation and commissioning support, which will help to extend the life of the existing Darwin LNG facility.
*A “significant” award ranges between $75 million and $250 million.

Partnership and Alliance Highlights

•TechnipFMC and Magnora to Develop Floating Offshore Wind Projects
Formed a partnership with Magnora ASA (Magnora) to jointly pursue floating offshore wind project development opportunities under the name Magnora Offshore Wind. Magnora holds a strategic position within the renewable energy sector as an owner in offshore wind, onshore wind, and solar development projects. When combined with TechnipFMC’s unique technologies, experience delivering integrated EPCI (iEPCI™) projects and its novel Deep Purple™ initiative to integrate wind and wave energy with offshore green hydrogen, this partnership will enable Magnora Offshore Wind to realize significant opportunities in the growing offshore floating wind market.
•TechnipFMC and Bombora to Develop Floating Wave, Wind Power Project
Formed a strategic partnership with Bombora to develop a floating wave and wind power project in support of a more sustainable future. The relationship brings together TechnipFMC’s unique technologies and experience delivering complex integrated engineering, procurement, construction and installation (iEPCI™) projects offshore with Bombora’s patented multi-megawatt mWave™ technology that converts wave energy into electricity. The partnership will initially focus on TechnipFMC and Bombora’s InSPIRE project. With engineering work initiated in November 2020, the partnership is developing a hybrid system utilizing Bombora’s mWave™ technology.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

Three Months Ended (In millions)	March 31, 2021	March 31, 2020	Change
Revenue	$245.5	$329.5	(25.5%)
Operating profit (loss)	$8.2	$(424.0)	n/m
Adjusted EBITDA	$26.9	$24.5	9.8%
Adjusted EBITDA margin	11.0%	7.4%	360 bps

Inbound orders	$203.3	$366.3	(44.5%)
Backlog	$364.3	$422.0	(13.7%)

Surface Technologies reported first quarter revenue of $245.5 million, a decrease of 25.5 percent from the prior-year quarter. The decline was primarily driven by the sharp reduction in operator activity in North America while international revenue was resilient, declining low-single digits.
Surface Technologies reported operating profit of $8.2 million that included restructuring, impairment and other charges totaling $2.8 million. Operating results improved versus the prior-year quarter primarily due to the significant reduction in non-cash impairment charges as well as improved operational performance, benefits from prior-year cost reduction initiatives and ongoing cost control measures.
Adjusted EBITDA increased year-over-year due to improved operational performance, benefits from prior-year cost reduction initiatives and ongoing cost control measures; adjusted EBITDA margin improved 360 basis points to 11 percent.
Sequentially, revenue decreased 6.4 percent largely due to seasonal declines in customer activity and timing of backlog conversion in international markets. International markets accounted for nearly 70 percent of total segment revenue in the quarter. Revenue in North America declined due in part to the Company’s exit from certain underperforming markets, partially offset by growth in the U.S. which benefited from further adoption of the iComplete™ ecosystem.
Operating profit decreased sequentially primarily due to lower volumes, partially offset by continued improvement in operational performance and a lower cost structure.
Inbound orders for the quarter were $203.3 million, a decrease of 44.5 percent versus the prior-year quarter primarily due to a shift in timing of international orders to future periods. Backlog ended the period at $364.3 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

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Corporate and Other Items
Corporate expense in the quarter was $28.8 million. Excluding charges and credits totaling $3 million of expense, corporate expense was $25.8 million.
Foreign exchange gain in the quarter was $28.1 million.
The Company recognized income of $470.1 million from its equity ownership in Technip Energies. The income was related to the change in fair market value of the investment, which reflected the difference between the book value at the time of separation and the market value at the end of the period, as well as the discount associated with shares sold during the quarter.
Net interest expense was $34.5 million in the quarter. The Company also recorded a loss on the early extinguishment of debt of $23.5 million.
The Company recorded a tax provision in the quarter of $24.5 million.
Total depreciation and amortization for the quarter was $95.2 million.
Cash flow from continuing operations in the quarter was $181.5 million.
Capital expenditures in the quarter were $44.2 million.
Free cash flow from continuing operations was $137.3 million in the quarter (Exhibit 9).
The Company ended the period with cash and cash equivalents of $752.8 million; net debt was $1,778.3 million.

During the quarter, the Company completed the transaction contemplated by the Share Purchase Agreement with Bpifrance Participations SA (“Bpifrance”) where Bpifrance purchased $100 million in Technip Energies shares from the Company’s retained stake in Technip Energies. At the end of the period, the Company held 82.3 million ordinary shares of Technip Energies.
Bpifrance had previously provided funding of $200 million for the purchase of Technip Energies’ shares from TechnipFMC. As a result of the revised level of investment, the Company refunded $100 million to Bpifrance in the second quarter.
Also in the second quarter, the Company announced the sale of 26.8 million shares from its retained stake in Technip Energies for proceeds of approximately $360 million. The sale further reduced the Company’s ownership stake to 55.5 million shares, or approximately 31 percent of Technip Energies’ outstanding shares.

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Discontinued operations
During the quarter, the Company completed the partial spin-off of Technip Energies. Financial results for Technip Energies are reported as discontinued operations.
For the three months ended March 31, 2021, the results of discontinued operations on the Consolidated Statement of Income include the historical results of Technip Energies prior to its spin-off on February 16, 2021 as well as all separation-related costs incurred for the transaction. The Company has accounted for its investment in Technip Energies using the fair value method with changes in the fair value recorded in its Consolidated Statement of Income.
On February 16, 2021, all assets and liabilities of Technip Energies were spun-off. There were no assets or liabilities classified as discontinued operations on the Condensed Consolidated Balance Sheet at the end of the period. The Company’s investment in Technip Energies is reflected in current assets at market value as of March 31, 2021.

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2021 Full-Year Financial Guidance1
The Company’s full-year guidance for 2021 can be found in the table below.
Guidance is based on continuing operations and thus excludes the impact of Technip Energies, which is reported as discontinued operations.
Updates to the Company’s full-year guidance for 2021 are as follows:
•Tax provision, as reported, of $70 - 80 million; decreased from the previous guidance of $110 - 120 million.
•Free cash flow of $120 - 220 million; increased from the previous guidance of $50 - 150 million.
The guidance updates reflect a change to separation-related tax items and costs, previously estimated to be $40 million and $30 million, respectively. The actual separation-related expenses incurred were in-line with previous expectations and were reported as part of discontinued operations in the first quarter.
All segment guidance assumes no further material degradation from COVID-19-related impacts.

2021 Guidance *Updated April 27, 2021

Subsea	Surface Technologies
Revenue in a range of $5.0 - 5.4 billion	Revenue in a range of $1,050 - 1,250 million

EBITDA margin in a range of 10 - 11% (excluding charges and credits)	EBITDA margin in a range of 8 - 11% (excluding charges and credits)

TechnipFMC
Corporate expense, net $105 -115 million
(includes depreciation and amortization of ~$15 million)

Net interest expense $130 - 135 million

Tax provision, as reported* $70 - 80 million

Capital expenditures approximately $250 million

Free cash flow* $120 - 220 million

1 Our guidance measures adjusted EBITDA margin, corporate expense, net, net interest expense and free cash flow are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Teleconference

The Company will host a teleconference on Wednesday, April 28, 2021 to discuss the first quarter 2021 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.TechnipFMC.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:
Risks related to Our Business and Industry
•demand for our products and services, which depends on oil and gas industry activity and expenditure levels that are directly affected by trends in demand for and price of crude oil and natural gas;
•unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation;
•our ability to develop, implement, and protect new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;
•the cumulative loss of major contracts, customers, or alliances;
•risks associated with the COVID-19 pandemic, the United Kingdom’s withdrawal from the European Union, disruptions in the political, regulatory, economic, and social conditions of the countries in which we conduct business;
•risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the New York Stock Exchange (the “NYSE”) and the Euronext Paris Stock Exchange, respectively;

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•our existing and future debt, which may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt;
•a downgrade in our debt rating, which could restrict our ability to access the capital markets;
•risks related to our acquisition and divestiture activities;

Risks related to Our Operations
•risks related to our fixed price contracts, such as cost overruns;
•risks related to capital asset construction projects for vessels and manufacturing facilities, such as delays and cost overruns;
•our ability to timely deliver our backlog and its effect on our future sales, profitability, and customer relationships;
•our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;
•failure of our information technology infrastructure, including as a result of cyber-attacks, and actual or perceived failure to comply with data security and privacy obligations;
•piracy risks for our maritime employees and assets;

Risks related to Legal Proceedings, Tax, and Regulatory Matters
•potential liabilities arising out of the installation or use of our products, which may not be covered by insurance or may be in excess of policy limits, of for which expected recoveries may not be realized;
•U.S. and international laws and regulations, including those related to environmental protection and climate change, health and safety, privacy, data protection and data security, labor and employment, import/export controls, currency change, bribery and corruption, and taxation, that may increase our costs, limit the demand for our products and services or restrict our operations;
•risks associated with being an English public limited company, including the need to meet certain additional financial requirements before we may declare dividends or repurchase shares and shareholder approval of certain capital structure decisions, which may limit our flexibility to manage our capital;
•the outcome of uninsured claims and litigation against us;
•risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which we are subject; and

Risks related to the Spin-off and the Related Transactions
•future liabilities related to the Spin-off (as defined herein) or our inability to achieve some or all of the anticipated benefits;
•risks associated with being a significant shareholder in Technip Energies N.V. (“Technip Energies”), including potential fluctuation in the value of our investment in Technip Energies;
•General Risk Factors
•our ability to hire and/or retain the services of key managers and employees;
•the potential impacts of seasonal and weather conditions;
•currency exchange rate fluctuations associated with our international operations;
•such other risk factors as set forth in our filings with the U.S. Securities and Exchange Commission and in our filings with the Autorité des marchés financiers.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

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Contacts

Investor relations

Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Senior Manager Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Nicola Cameron Vice President Communications Tel: +44 383 742 297 Email: Nicola Cameron Brooke Robertson Public Relations Director Tel: +1 281 591 4108 Email: Brooke Robertson

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2021	2020

Revenue	$1,632.0	$1,582.6
Costs and expenses	1,630.8	4,823.9
	1.2	(3,241.3)

Other (expense) income, net	43.3	13.2
Income (loss) from investment in Technip Energies	470.1	—

Income (loss) before net interest expense and income taxes	514.6	(3,228.1)
Net interest expense	(34.5)	(23.0)
Loss on early extinguishment of debt	(23.5)	—

Income (loss) before income taxes	456.6	(3,251.1)
Provision (benefit) for income taxes	24.5	(23.2)

Income (loss) from continuing operations	432.1	(3,227.9)
Income from continuing operations attributable to non-controlling interests	(1.8)	(6.9)
Income (loss) from continuing operations attributable to TechnipFMC plc	430.3	(3,234.8)

Income (loss) from discontinued operations	(60.2)	(17.8)
Income from discontinued operations attributable to non-controlling interests	(1.9)	(3.5)
Net Income (loss) attributable to TechnipFMC plc	$368.2	$(3,256.1)

Earnings (loss) per share from continuing operations
Basic	$0.96	$(7.23)
Diluted	$0.95	$(7.23)

Earnings (loss) per share from discontinued operations
Basic and diluted	$(0.14)	$(0.05)

Earnings (loss) per share attributable to TechnipFMC plc
Basic	$0.82	$(7.28)
Diluted	$0.81	$(7.28)

Weighted average shares outstanding:
Basic	449.7	447.5
Diluted	451.1	447.5

Cash dividends declared per share	$—	$0.13

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended
	March 31,
	2021	2020
Revenue

Subsea	$1,386.5	$1,253.1
Surface Technologies	245.5	329.5
	$1,632.0	$1,582.6

Income (loss) before income taxes

Segment operating profit (loss)
Subsea	$37.0	$(2,750.7)
Surface Technologies	8.2	(424.0)
Total segment operating profit (loss)	45.2	(3,174.7)

Corporate items
Corporate expense (1)	(28.8)	(30.3)
Net interest expense	(58.0)	(23.0)
Income from investment in Technip Energies	470.1	—
Foreign exchange gains (losses)	28.1	(23.1)
Total corporate items	411.4	(76.4)

Income (loss) before income taxes (2)	$456.6	$(3,251.1)

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended
Inbound Orders (1)	March 31,
	2021	2020

Subsea	$1,518.8	$1,172.1
Surface Technologies	203.3	366.3
Total inbound orders	$1,722.1	$1,538.4

Order Backlog (2)	March 31,
	2021	2020

Subsea	$6,857.1	$7,773.5
Surface Technologies	364.3	422.0
Total order backlog	$7,221.4	$8,195.5

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

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Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	March 31, 2021	December 31, 2020

Cash and cash equivalents	$752.8	$1,269.2
Trade receivables, net	1,046.4	987.1
Contract assets	1,008.7	934.1
Inventories, net	1,164.8	1,252.8
Other current assets	1,041.5	1,304.7
Investment in Technip Energies	1,249.0	—
Current assets of discontinued operations	—	5,696.8
Total current assets	6,263.2	11,444.7

Property, plant and equipment, net	2,690.8	2,744.7
Intangible assets, net	832.7	851.3
Other assets	1,378.8	1,358.3
Non-current assets of discontinued operations	—	3,293.6
Total assets	$11,165.5	$19,692.6

Short-term debt and current portion of long-term debt	$96.8	$624.7
Accounts payable, trade	1,247.9	1,195.2
Contract liabilities	892.5	1,045.7
Other current liabilities	1,634.1	1,428.3
Current liabilities of discontinued operations	—	6,121.3
Total current liabilities	3,871.3	10,415.2

Long-term debt, less current portion	2,434.3	2,835.5
Other liabilities	1,119.8	1,102.6
Non-current liabilities of discontinued operations	—	1,081.3
Redeemable non-controlling interest	44.6	43.7
TechnipFMC plc stockholders’ equity	3,654.1	4,154.2
Non-controlling interests	41.4	40.4
Non-controlling interests of discontinued operations	—	19.7
Total liabilities and equity	$11,165.5	$19,692.6

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Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

(In millions)	Three Months Ended March 31,
	2021	2020
Cash provided (required) by operating activities
Net income (loss) from continuing operations	$432.1	$(3,227.9)
Adjustments to reconcile income (loss) from continuing operations to cash provided (required) by operating activities
Depreciation	71.1	78.4
Amortization	24.1	25.5
Impairments	18.8	3,188.0
Employee benefit plan and share-based compensation costs	4.7	16.3
Deferred income tax benefit, net	(31.9)	(58.7)
Income from investment in Technip Energies	(470.1)	—
Unrealized loss on derivative instruments and foreign exchange	(5.5)	92.6
Income from equity affiliates, net of dividends received	(7.7)	(22.1)
Loss on early extinguishment of debt	23.5	—
Other	(0.1)	(5.1)
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(165.6)	38.3
Inventories, net	66.0	(29.1)
Accounts payable, trade	84.8	(56.9)
Contract liabilities	(132.9)	50.3
Income taxes payable (receivable), net	165.3	43.4
Other current assets and liabilities, net	100.7	(676.7)
Other noncurrent assets and liabilities, net	4.2	103.9
Cash provided (required) by operating activities from continuing operations	181.5	(439.8)
Cash provided by operating activities from discontinued operations	66.3	467.7
Cash provided by operating activities	247.8	27.9

Cash provided (required) by investing activities
Capital expenditures	(44.2)	(75.5)
Proceeds from sale of debt securities	24.2	—
Cash received from divestiture	—	2.5
Proceeds from sale of assets	4.4	7.1
Proceed from sale of investment in Technip Energies	100.0	—
Advances from BPI	100.0	—
Proceeds from repayment of advances to joint venture	12.5	—
Other	—	1.9
Cash provided (required) by investing activities from continuing operations	196.9	(64.0)
Cash required by investing activities from discontinued operations	(4.5)	(9.5)
Cash provided (required) by investing activities	192.4	(73.5)

Cash provided (required) by financing activities
Net increase in short-term debt	6.2	73.6
Net decrease in commercial paper	(953.1)	(309.2)
Proceeds from revolving credit facility	200.0	500.0
Proceeds from issuance of long-term debt	1,000.0	—
Repayments of long-term debt	(1,065.8)	—
Payments for debt issuance costs	(53.5)	—
Payments related to taxes withheld on share-based compensation	—	(3.2)
Cash paid for finance leases	(0.4)	—
Cash provided (required) by financing activities from continuing operations	(866.6)	261.2
Cash provided (required) by financing activities from discontinued operations	(79.1)	(458.2)
Cash required by financing activities	(945.7)	(197.0)
Effect of changes in foreign exchange rates on cash and cash equivalents	(10.9)	(9.7)
Decrease in cash and cash equivalents	(516.4)	(252.3)
Cash and cash equivalents, beginning of period	1,269.2	1,188.0
Cash and cash equivalents, end of period	$752.8	$935.7

TechnipFMC.com	Page 18 of 22

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the first quarter 2021 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2020 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	March 31, 2021
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interest from continuing operations	Provision (benefit) for income taxes	Net interest expense and loss on early extinguishment of debt	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$430.3	$1.8	$24.5	$58.0	$514.6	$95.2	$609.8

Charges and (credits):
Impairment and other charges	18.8		—	—	18.8	—	18.8
Restructuring and other charges	6.5		0.2	—	6.7	—	6.7
(Income) loss from investment in Technip Energies	(470.1)		—	—	(470.1)	—	(470.1)
Adjusted financial measures	$(14.5)	$1.8	$24.7	$58.0	$70.0	$95.2	$165.2

Diluted earnings (loss) per share from continuing operations attributable to TechnipFMC plc, as reported	$0.95
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$(0.03)

	Three Months Ended
	March 31, 2020
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interest from continuing operations	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(3,234.8)	$6.9	$(23.2)	$23.0	$(3,228.1)	$108.7	$(3,119.4)

Charges and (credits):
Impairment and other charges	3,159.9		28.1	—	3,188.0	—	3,188.0
Restructuring and other charges	4.5		1.5	—	6.0	—	6.0
Direct COVID-19 expenses	3.9		1.2	—	5.1	—	5.1
Purchase price accounting adjustment	6.5		2.0	—	8.5	(8.5)	—
Adjusted financial measures	$(60.0)	$6.9	$9.6	$23.0	$(20.5)	$100.2	$79.7

Diluted earnings (loss) per share from continuing operations attributable to TechnipFMC plc, as reported	$(7.23)
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$(0.13)

TechnipFMC.com	Page 19 of 22

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,386.5	$245.5	$—	$—	$1,632.0

Operating profit (loss), as reported (pre-tax)	$37.0	$8.2	$(28.8)	$498.2	$514.6

Charges and (credits):
Impairment and other charges	15.7	0.1	3.0	—	18.8
Restructuring and other charges	4.0	2.7	—	—	6.7
(Income) loss from investment in Technip Energies	—	—	—	(470.1)	(470.1)
Subtotal	19.7	2.8	3.0	(470.1)	(444.6)

Adjusted Operating profit (loss)	56.7	11.0	(25.8)	28.1	70.0

Depreciation and amortization	78.4	15.9	0.9	—	95.2

Adjusted EBITDA	$135.1	$26.9	$(24.9)	$28.1	$165.2

Operating profit margin, as reported	2.7%	3.3%			31.5%

Adjusted Operating profit margin	4.1%	4.5%			4.3%

Adjusted EBITDA margin	9.7%	11.0%			10.1%

	Three Months Ended
	March 31, 2020
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,253.1	$329.5	$—	$—	$1,582.6

Operating profit (loss), as reported (pre-tax)	$(2,750.7)	$(424.0)	$(30.3)	$(23.1)	$(3,228.1)

Charges and (credits):
Impairment and other charges	2,776.5	411.5	—	—	3,188.0
Restructuring and other charges*	(6.9)	11.8	1.1	—	6.0
Direct COVID-19 expenses	4.0	1.1	—	—	5.1
Purchase price accounting adjustments	8.5	—	—	—	8.5
Subtotal	2,782.1	424.4	1.1	—	3,207.6

Adjusted Operating profit (loss)	31.4	0.4	(29.2)	(23.1)	(20.5)

Adjusted Depreciation and amortization	73.4	24.1	2.7	—	100.2

Adjusted EBITDA	$104.8	$24.5	$(26.5)	$(23.1)	$79.7

Operating profit margin, as reported	-219.5%	-128.7%			-204.0%

Adjusted Operating profit margin	2.5%	0.1%			-1.3%

Adjusted EBITDA margin	8.4%	7.4%			5.0%

TechnipFMC.com	Page 20 of 22

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$752.8	$1,269.2
Short-term debt and current portion of long-term debt	(96.8)	(624.7)
Long-term debt, less current portion	(2,434.3)	(2,835.5)
Net debt	$(1,778.3)	$(2,191.0)

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 21 of 22

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Cash provided (required) by continuing operating activities	$181.5	$(439.8)
Capital expenditures	(44.2)	(75.5)
Free cash flow (deficit) from continuing operations	$137.3	$(515.3)

Free cash flow, is a non-GAAP financial measure and is defined as cash provided by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe, free cash flow is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 22 of 22